EXHIBIT 10.1

9107 Wilshire Blvd.	5550 Glades Road	295 Madison Avenue
Suite 450	Suite 500	12th Floor
Beverly Hills, CA 90210	Boca Raton, FL 33431	New York, NY 10017

AGREEMENT FOR CHAIRMAN OF BOARD OF DIRECTORS

THIS AGREEMENT is made and entered into effective as of February 13, 2015 (the “Effective Date”), by and between Carolco Pictures, Inc., a Florida corporation, (the “Company”), the shareholders set forth on the signature pages hereto, which shareholders, as of the Effective Date, own a majority of the common stock of the Company (the “Majority Shareholders”), and Mario Kassar, an individual (“Director”).

1.

Term.  This Agreement shall continue for a period of 1 year from the Effective Date and shall continue thereafter for as long as Director is elected as Chairman of the Board of Directors (“Chairman”) of the Company (the “Term”).

2.

Voting to Elect Director.  Provided that Director has neither voluntarily resigned nor been terminated pursuant to Section 5 of this Agreement, the Majority Shareholders shall vote all their shares in the Company over which such Majority Shareholders have  voting control and shall promptly take all other necessary or desirable actions within such Majority Shareholder's control (including in its capacity as shareholder, director, member of a board committee or officer of the Company or otherwise, and whether at a regular or special meeting or by written consent in lieu of a meeting) to reelect Director as Chairman.

3.

Position and Responsibilities

(a)

Position.  The Company hereby retains Director to serve as Chairman of the Board of Directors.  Director shall perform such duties and responsibilities as are customarily assigned to such position (the “Services”) and Director hereby agrees to use his best efforts to provide the Services.  Director shall not allow any other person or entity to perform any of the Services for or instead of Director.  Director shall comply with the statutes, rules, regulations and orders of any governmental or quasigovernmental authority, which are applicable to the performance of the Services.

(b)

Other Activities.  Director may be employed by another company, may serve on other boards of directors or advisory boards, and may engage in any other business activity (whether or not pursued for pecuniary advantage), as long as such outside activities do not violate Director’s obligations under this Agreement or Director’s fiduciary obligations to the shareholders.  The ownership of less than a 5% interest in an entity, by itself, shall not constitute a violation of this duty.

(c)

No Conflict.  Except as set forth in Section 2(b), during the Term hereof, Director shall not carry on, engage in, or otherwise be interested in, directly or indirectly, any other business or activity that would result in a conflict of interest with the Company’s business or that would materially adversely affect Director’s ability to perform his duties as set forth in this Agreement.

4.

Compensation and Benefits

(a)

Director’s Fee.  As of the Effective Date, the Company hereby irrevocably grants and shall remit to Director 500,000 shares of the Company’s common stock (the “Securities”) and shall pay to Director $500,000 to cover Director’s taxes with respect to Director’s compensation under this Agreement, payable $100,000 within five business days of complete execution hereof and $100,000 each month thereafter until paid in full.

(b)

Stock Option.  As of the Effective Date, the Company hereby grants Director the right and option to purchase all or any part of 400,000 shares of the Company’s common stock at an exercise price of $1 per share, which shall fully vest on the Effective Date and remain exercisable until 10 years after the Effective Date.

(c)

Expenses.  The Company shall reimburse Director for all business expenses incurred or paid by Director in the performance of Director’s duties hereunder including, without limitation, all required travel and lodging expenses (with first-class airfare).

(d)

Indemnification.  The Company shall indemnify Director against any and all losses, liabilities, damages, expenses (including outside attorneys’ fees), judgments, fines and amounts incurred by Director in connection with any claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including any action by or in the right of the Company, by reason of any act or omission to act in connection with the performance of his duties hereunder to the fullest extent that the Company is permitted to indemnify Executive against the foregoing under the Company’s Articles of Incorporation in effect as of the Effective Date and applicable law.  During the Term, the Company shall also obtain and maintain Directors and Officers Insurance in a form acceptable to Director naming Director as an additional named insured.

(e)

Outside Consultation.  Director shall have the opportunity, at the Company’s expense, to hire and consult with independent legal counsel and accountants of Director’s choosing regarding Director’s obligations hereunder.

(f)

Records.  Director shall have reasonable access to books and records of the Company, as necessary to enable Director to fulfill his obligations as Chairman.

5.

Termination

(a)

Death or Total Disability of Director.  If Director dies, this Agreement shall automatically terminate as of the date of death.  If Director becomes totally disabled during the Term, this Agreement may be terminated as of the date of total disability, at the option of the Company in its sole and absolute discretion.  For these purposes Director shall be deemed totally disabled if Director becomes physically or mentally incapacitated or disabled or otherwise unable to discharge Director’s duties hereunder, with or without reasonable accommodation.

(b)

Termination for Cause.  The Company may also terminate this Agreement for Cause.  "Cause" shall mean (a) conduct constituting embezzlement, material misappropriation or fraud against or affecting the Company; (b) conduct constituting a financial crime, material act of dishonesty or material unethical business conduct involving the Company; (c) willful unauthorized disclosure or use of Proprietary Information (as defined in Section 7 below) resulting in a material adverse effect on the Company; or (d) Director's material breach of any material obligation under this Agreement.

6.

Termination Obligations

(a)

Director agrees that all property, including, without limitation, all equipment, tangible proprietary information, documents, records, notes, contracts, and computer-generated materials provided to or prepared by Director incident to the Services belong to the Company and shall be promptly returned at the request of the Company.

(b)

Upon termination of this Agreement, Director shall be deemed to have resigned from all offices then held with the Company by virtue of his position as Chairman, except that Director shall continue to serve as a director if elected as a director by the shareholders of the Company as provided in the Company’s Articles of Incorporation, as amended, the Company’s bylaws, as amended, and applicable law.  Director agrees that following any termination of this Agreement, he shall cooperate with the Company in the winding up or transferring to other directors of any pending work and shall also cooperate with the Company (to the extent allowed by law, and at the Company’s expense) in the defense of any action brought by any third party against the Company that relates to the Services.

7.

Nondisclosure Obligations.  Director shall maintain in confidence and shall not, directly or indirectly, disclose or use, either during or after the Term, any Proprietary Information (as defined below), confidential information, or trade secrets belonging to the Company, whether or not it is in written or permanent form, except to the extent necessary to perform the Services, as required by a lawful government order or subpoena, or as authorized in writing by the Company.  These nondisclosure obligations also apply to Proprietary Information belonging to customers and suppliers of the Company, and other third parties, learned by Director as a result of performing the Services.  “Proprietary Information” means all information pertaining in any manner to the business of the Company, unless (i) the information is or becomes publicly known through lawful means; (ii) the information was part of Director’s general knowledge prior to his relationship with the Company; or (iii) the information is disclosed to Director without restriction by a third party who rightfully possesses the information and did not learn of it from the Company.

8.

Dispute Resolution

(a)

Jurisdiction and Venue.  The parties agree that any suit, action, or proceeding between Director (and his attorneys, successors, and assigns) and the Company (and its affiliates, shareholders, directors, officers, employees, members, agents, successors, attorneys, and assigns) relating to the Services or the termination of those Services shall be brought in either the United States District Court for the Central District of California or in a California state court in the County of Los Angeles and that the parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court. If any one or more provisions of this Section shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

(b)

Attorneys’ Fees.  Should any litigation, arbitration or other proceeding be commenced between the parties concerning the rights or obligations of the parties under this Agreement, the party prevailing in such proceeding shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for its attorneys’ fees in such proceeding. This amount shall be determined by the court in such proceeding or in a separate action brought for that purpose. In addition to any amount received as attorneys’ fees, the prevailing party also shall be entitled to receive from the party held to be liable, an amount equal to the attorneys’ fees and costs incurred in enforcing any judgment against such party. This Section is severable from the other provisions of this Agreement and survives any judgment and is not deemed merged into any judgment.

9.

Entire Agreement.  This Agreement is intended to be the final, complete, and exclusive statement of the terms of Director’s relationship solely with respect to his position as Chairman with the Company. This Agreement entirely supersedes and may not be contradicted by evidence of any prior or contemporaneous statements or agreements pertaining to Director’s relationship as Chairman or Director. Agreements related to Director’s ownership of the Securities are not affected by this Agreement.

10.

Amendments; Waivers.  This Agreement may not be amended except by a writing signed by Director and by a duly authorized representative of the Company other than Director. Failure to exercise any right under this Agreement shall not constitute a waiver of such right.

11.

Assignment.  Director agrees that Director will not assign any rights or obligations under this Agreement, with the exception of Director’s ability to assign rights with respect to the Securities. Nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of all or substantially all of its assets.

12.

Severability.  If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

13.

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

14.

Interpretation.  This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

15.

Binding Agreement.  Each party represents and warrants to the other that the person(s) signing this Agreement below has authority to bind the party to this Agreement and that this Agreement will legally bind both the Company and Director. This Agreement will be binding upon and benefit the parties and their heirs, administrators, executors, successors and permitted assigns. To the extent that the practices, policies, or procedures of the Company, now or in the future, are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Director’s duties or compensation as Chairman will not affect the validity or scope of the remainder of this Agreement.

16.

Director Acknowledgment.  Director acknowledges Director has had the opportunity to consult legal counsel concerning this Agreement, that Director has read and understands the Agreement, that Director is fully aware of its legal effect, and that Director has entered into it freely based on his own judgment and not on any representations or promises other than those contained in this Agreement.

17.

Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18.

Date of Agreement.  The parties have duly executed this Agreement as of the date first written above.

[Signature Page Follows]

CAROLCO PICTURES, INC.,
a Florida corporation:

By:	/s/ Alexander Bafer
Alexander Bafer

Director:

By:	/s/ Mario Kassar
Mario Kassar

Majority Shareholders:

By:	/s/ Alexander Bafer
Name:
Shareholder of Company

By:	/s/ Frank Esposito
Name:
Shareholder of Company

By:	/s/ Jason Goodman
Name:
Shareholder of Company

By:	/s/ Robert Ortiz
Name:
Shareholder of Company

[Signature Page to Agreement for Chairman of Board of Directors]